Exhibit 99.1

KULR Technology Group Awarded by NASA Marshall Space Flight Center

to Build 3-D Printed Battery Systems for Manned and Robotic Space Applications

Development of new 3D technology may enable future space missions to print spare battery packs on demand and en route therefore reducing the cost of transport and reserving cargo capacity

San Diego, CA (August 26, 2020) – KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”) today announces that NASA’s Marshall Space Flight Center (MSFC) has awarded the Company a dual-use technology development agreement to build 3D printed battery systems for manned and robotic space applications. KULR’s passive propagation resistant (PPR) and internal short circuit (ISC) technologies will be used to develop 3D printed battery systems that meet the JSC 20793 Revision D safety standard created by NASA for crewed space missions.

“NASA employs highly rigorous assurance and safety standards, especially for our man-rated technologies. KULR’s PPR design solution for future manned and unmanned space missions is an ideal fit for mass design, flexibility and cost, all the while maintaining this safety rigor through battery risks such as thermal runaway,” said NASA MSFC Deputy Chief Technologist John Carr.

Only a handful of groups are working to adapt 3D printing for space application, and NASA’s MSFC is at the forefront of engineering excellence for 3D printing technology. MSFC's 3D printing expertise, combined with KULR's proficiency in designing PPR battery packs, establishes the pinnacle in safe battery power systems manufactured in outer space. KULR’s PPR solution demonstrated its efficiency when it was used by NASA to transport and store batteries aboard the International Space Station last year.

“Through our partnership with KULR, we will now have the incredible ability to build space-optimized battery pack systems in-orbit,” said Brandon Lewis, Human Landing System Cross Program Analysis Coordinator. “We take the safety of our astronauts very seriously. KULR’s technologies will enable us to build safer battery packs that prevent dangerous thermal runaway propagation and protect our most valuable assets.”

The ability to 3D print in space has numerous advantages, including the potential to make human space exploration less costly; allowing for extended missions; and reserving cargo capacity for other valuable items and/or equipment.

“The optionality to repair and replace battery packs in space with parts 3D printed in space is a complete game changer,” said Dr. Timothy Knowles, co-founder and chief technology officer of KULR. “3D printing of KULR’s PPR battery design will help lower the costs associated with battery pack transportation for the upcoming Artemis missions, where NASA will build sustainable elements on and around the moon in preparation for an eventual human mission to Mars.”

About KULR Technology Group, Inc.

KULR Technology Group, Inc. develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Keith Pinder

Landon Capital

Main: (404) 995-6671

kpinder@landoncapital.net

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998

derek.newton@kulrtechnology.com